Exhibit 16.1

June 26, 2018 Audit Committee of the Board of Directors Rockwell Medical, Inc. and Subsidiary 30142 Wixom Rd. Wixom, MI 48393 Dear Audit Committee Members: We have read Item 4.01 to be included in the Form 8-K of Rockwell Medical, Inc. to be filed with the Securities and Exchange Commission regarding its change in auditors. We are in agreement with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01. Very truly yours, PLANTE & MORAN, PLLC